EXHIBIT 14.1
                                                                 ------------

                             INTEGRATED DATA CORP
                                CODE OF ETHICS


Integrated Data Corp. ("IDC") and its subsidiaries will conduct business honestly and ethically wherever we operate in the world. We will constantly improve the quality of our services, products and operations and will create a reputation for honesty, fairness, respect, responsibility, integrity, trust and sound business judgment. No illegal or unethical conduct on the part of officers, directors, employees or affiliates is in the company's best interest. IDC will not compromise its principles for short-term advantage. The ethical performance of this company is the sum of the ethics of the men and women who work here. Thus, we are all expected to adhere to high standards of personal integrity.

Officers, directors, and employees of the company must never permit their personal interests to conflict, or appear to conflict, with the interests of the company, its clients or affiliates. Officers, directors and employees must be particularly careful to avoid representing IDC in any transaction with others with whom there is any outside business affiliation or relationship. Officers, directors, and employees shall avoid using their company contacts to advance their private business or personal interests at the expense of the company, its clients or affiliates.

No bribes, kickbacks or other similar remuneration or consideration shall be given to any person or organization in order to attract or influence business activity. Officers, directors and employees shall avoid gifts, gratuities, fees, bonuses or excessive entertainment, in order to attract or influence business activity.

Officers, directors and employees of IDC will often come into contact with, or have possession of, proprietary, confidential or business-sensitive information and must take appropriate steps to assure that such information is strictly safeguarded. This information - whether it is on behalf of our company or any of our clients or affiliates - could include strategic business plans, operating results, marketing strategies, customer lists, personnel records, upcoming acquisitions and divestitures, new investments, and manufacturing costs, processes and methods. Proprietary, confidential and sensitive business information about this company, other companies, individuals and entities should be treated with sensitivity and discretion and only be disseminated on a need-to-know basis.

Misuse of material inside information in connection with trading in the company's securities can expose an individual to civil liability and penalties under the Securities Exchange Act. Under this Act, directors, officers, and employees in possession of material information not available to the public are "insiders". Spouses, friends, suppliers, brokers, and others outside the company who may have acquired the information directly or indirectly from a director, officer or employee are also "insiders". The Act prohibits insiders from trading in, or recommending the sale or purchase of, the company's securities, while such inside information is regarded as "material", or if it is important enough to influence you or any other person in the purchase or sale of securities of any company with which we do business, which could be affected by the inside information. The following guidelines should be followed in dealing with inside information:

- Until the material information has been publicly released by the company, an officer, director or employee must not disclose it to anyone except those within the company whose positions require use of the information.
Officers, directors and employees must not buy or sell the company's securities when they have knowledge of material information concerning the company until it has been disclosed to the public and the public has had sufficient time to absorb the information.

- Officers, directors and employees shall not buy or sell securities of another corporation, the value of which is likely to be affected by an action by the company of which the employee is aware and which has not been publicly disclosed.
Officers, directors and employees will seek to report all information accurately and honestly, and as otherwise required by applicable reporting requirements.

- Officers, directors and employees will refrain from gathering competitor intelligence by illegitimate means and refrain from acting on knowledge which has been gathered in such a manner. The officers, directors and employees of IDC will seek to avoid exaggerating or disparaging comparisons of the services and competence of their competitors.

- Officers, directors and employees will obey all Equal Employment Opportunity laws and act with respect and responsibility towards others in all of their dealings.

- Officers, directors and employees will remain personally balanced so that their personal life will not interfere with their ability to deliver quality products or services to the company and its clients.

- Officers, directors and employees agree to disclose unethical, dishonest, fraudulent and illegal behavior, or the violation of company policies and procedures, directly to management.

Violation of this Code of Ethics can result in discipline, including possible termination of employment, employment agreements, or contracts between the violator and IDC, and shall be deemed a violation of any such agreement or contract. The degree of discipline relates in part to whether there was a voluntary disclosure of any ethical violation and whether or not the violator cooperated in any subsequent investigation.

Remember that good ethics is good business!
















                       IDC CODE OF ETHICS SIGNATURE PAGE


By placing my signature below, I acknowledge that I have read, understand, and will abide by the Integrated Data Corp. Code of Ethics.


Officers, Director or Employee Printed Name:  _______________________________



Officers, Director or Employee Signature:  __________________________________



Date:  ________________________